UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 24, 2026

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition

On April 24, 2026, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three months ended March 31, 2026. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-U.S. GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-U.S. GAAP (generally accepted accounting principles in the United States or "U.S. GAAP") financial measures where management believes them to be helpful in understanding Park’s results of operations or financial position. Where non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation from the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule, volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for credit losses (aside from those related to former Vision Bank loan relationships), gains (losses) on equity securities, net, and asset valuation adjustments, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of Park's performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of Park's performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Calculation of Non-U.S. GAAP Financial Measures
Park's management uses certain non-U.S. GAAP financial measures to evaluate Park's performance. Specifically, management reviews the return on average tangible equity, the return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income for the three months ended and at March 31, 2026, December 31, 2025, and March 31, 2025. For the purpose of calculating the annualized return on average tangible equity, a non-U.S. GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-U.S. GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the tangible equity to tangible assets ratio, a non-U.S. GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating tangible book value per common share, a non-U.S. GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end. For the purpose of calculating pre-tax, pre-provision net income, a non-U.S. GAAP financial measure, income taxes and the provision for credit losses are added back to net income, in each case during the applicable period.

Management believes that the disclosure of the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity from average shareholders' equity, average tangible assets from average assets, tangible equity from total shareholders' equity, tangible assets from total assets, and pre-tax, pre-provision net income from net income solely for the purpose of complying with SEC Regulation G and not as an indication that the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income are substitutes for the annualized return on average equity, the annualized return on average assets, the total shareholders' equity to total assets ratio, book value per common share and net income, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Financial Measures
Interest income, yields, and ratios on a FTE basis are considered non-U.S. GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a corporate federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Item 7.01 - Regulation FD Disclosure

On February 1, 2026, First Citizens Bancshares, Inc., a Tennessee corporation (“First Citizens”) merged into Park, with Park continuing as the surviving corporation. Immediately following the merger, First Citizens National Bank ("FCNB"), a national banking association and a wholly-owned subsidiary of First Citizens, merged into The Park National Bank ("PNB"), with PNB as the surviving bank. FCNB’s former operations now comprise Park’s newly established Tennessee region.

On the acquisition date, First Citizens had $2.6 billion in total assets, $1.6 billion in total loans, and $2.2 billion in total deposits. The acquisition was valued at $324.1 million and resulted in Park issuing 1,988,131 Park common shares as merger consideration in exchange for First Citizens outstanding common stock. For the three months ended March 31, 2026, Park recorded merger-related expenses of $15.5 million associated with the First Citizens acquisition.

The First Citizens acquisition was accounted for under the acquisition method of accounting. Assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values as of the acquisition date. These estimates were recorded based on preliminary valuations, and these estimates, including the initial accounting for deferred taxes, are considered preliminary as of March 31, 2026, and subject to adjustment for up to one year after the acquisition date.

In many cases, the determination of fair value required management to make estimates about discount rates, expected future cash flows, market conditions and other future events that are highly subjective in nature and subject to change. While Park believes that the information available on the acquisition date provided a reasonable basis for estimating fair value, additional information may be obtained during the measurement period that would result in changes to the estimated fair value amounts. The measurement period ends on the earlier of one year after the acquisition date or the date Park concludes that all necessary information about the facts and circumstances that existed as of the acquisition date have been obtained. Management anticipates that facts obtained during the measurement period could result in adjustments to the valuation amounts.

Financial Results

Net income for the three months ended March 31, 2026 of $41.7 million represented a $470,000, or 1.1%, decrease compared to $42.2 million for the three months ended March 31, 2025. Pre-tax, pre-provision net income for the three months ended March 31, 2026 of $54.3 million represented a $2.4 million, or 4.6%, increase compared to $52.0 million for the three months ended March 31, 2025.

Net income for each of the three months ended March 31, 2026, December 31, 2025 and March 31, 2025 included several items of income and expense, including merger-related expenses, that impacted comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

The following discussion provides additional information regarding Park's financial results for the first quarter of 2026.

Overview

The following table reflects Park's net income for the first quarters (the three months ended March 31) of 2026 and 2025, and for the years ended December 31, 2025 and 2024.

(In thousands)	Q1 2026	Q1 2025	2025	2024
Net interest income	$125,780	$104,377	$437,311	$398,019
Provision for credit losses	2,672	756	11,488	14,543
Other income	33,728	25,746	119,881	122,588
Other expense	105,159	78,164	324,381	321,339
Income before income taxes	$51,677	$51,203	$221,323	$184,725
Income tax expense	9,990	9,046	41,250	33,305
Net income	$41,687	$42,157	$180,073	$151,420

Net interest income of $125.8 million for the three months ended March 31, 2026 represented a $21.4 million, or 20.5%, increase compared to $104.4 million for the three months ended March 31, 2025. The increase was a result of a $22.6 million increase in interest income, partially offset by a $1.2 million increase in interest expense.

The $22.6 million increase in interest income was due to a $21.4 million increase in interest income on loans and a $1.2 million increase in investment income.

The $21.4 million increase in interest income on loans was primarily the result of a $1.26 billion (or 16.04%) increase in average loans, from $7.83 billion for the three months ended March 31, 2025 to $9.09 billion for the three months ended March 31, 2026, as well as an increase in the yield on loans, which increased 10 basis points to 6.36% for the three months ended March 31, 2026, compared to 6.26% for the three months ended March 31, 2025. Interest income on loans was impacted by the acquisition of First Citizens on February 1, 2026. The newly formed Tennessee region contributed $17.4 million to loan interest income during the three months ended March 31, 2026.

The $1.2 million increase in investment income was primarily the result of a $241.7 million (or 17.55%) increase in average investments, including money market investments, from $1.38 billion for the three months ended March 31, 2025 to $1.62 billion for the three months ended March 31, 2026. This increase was partially offset by a decrease in the yield on investments, including money market investments, which decreased 16 basis points to 3.34% for the three months ended March 31, 2026, compared to 3.50% for the three months ended March 31, 2025.

The $1.2 million increase in interest expense was due to a $3.2 million increase in interest expense on deposits, partially offset by a $2.0 million decrease in interest expense on borrowings.

The increase in interest expense on deposits was the result of a $1.32 billion (or 22.74%) increase in average on-balance sheet interest bearing deposits from $5.79 billion for the three months ended March 31, 2025, to $7.11 billion for the three months ended March 31, 2026. This increase was partially offset by a decrease in the cost of deposits of 14 basis points, from 1.76% for the three months ended March 31, 2025 to 1.62% for the three months ended March 31, 2026. Interest expense on deposits was impacted by the acquisition of First Citizens which contributed $6.9 million to interest expense on deposits during the three months ended March 31, 2026.

The decrease in interest expense on borrowings was the result of a decrease in the cost of borrowings of 186 basis points, from 3.94% for the three months ended March 31, 2025 to 2.08% for the three months ended March 31, 2026 as well as a $149.2 million (or 55.41%) decrease in average borrowings from $269.3 million for the three months ended March 31, 2025, to $120.1 million for the three months ended March 31, 2026. The balance of average borrowings was impacted by the redemption of subordinated debt. On September 1, 2025, $175.0 million of subordinated debt was repaid, followed by an additional repayment of $15.0 million of subordinated debt on September 30, 2025.

The provision for credit losses of $2.7 million for the three months ended March 31, 2026 represented an increase of $1.9 million, compared to $756,000 for the three months ended March 31, 2025. Refer to the “Credit Metrics and Provision for Credit Losses” section for additional details regarding the level of the provision for credit losses recognized in each period presented.

The table below reflects Park's total other income for the three months ended March 31, 2026 and 2025.

(Dollars in thousands)	2026	2025	$ change	% change
Other income:
Income from fiduciary activities	$12,343	$10,994	$1,349	12.3%
Service charges on deposit accounts	3,348	2,407	941	39.1%
Other service income	3,686	2,936	750	25.5%
Debit card fee income	6,973	6,089	884	14.5%
Bank owned life insurance income	1,707	1,512	195	12.9%
ATM fees	380	335	45	13.4%
Gain on sale of debt securities, net	1,084	—	1,084	N.M.
Gain (loss) on equity securities, net	799	(862)	1,661	N.M.
Other components of net periodic benefit income	2,492	2,344	148	6.3%
Miscellaneous	916	(9)	925	N.M.
Total other income	$33,728	$25,746	$7,982	31.0%

Other income of $33.7 million for the three months ended March 31, 2026 represented an increase of $8.0 million, or 31.0%, compared to $25.7 million for the three months ended March 31, 2025. Total other income was impacted by the acquisition of First Citizens which added $2.8 million to total other income for the three months ended March 31, 2026.

The $1.3 million increase in income from fiduciary activities was largely due to a 6.9% increase in the average market value of assets under management. The newly formed Tennessee region contributed $341,000 to income from fiduciary activities for the three months ended March 31, 2026.

The $941,000 increase in service charges on deposits was largely due to an increase in non sufficient funds fees and maintenance fees on deposits. The newly formed Tennessee region contributed $842,000 to service charges on deposits for the three months ended March 31, 2026.

The $750,000 increase in other service income was mainly due to an increase in mortgage related other service income. The newly formed Tennessee region contributed $423,000 to other service income for the three months ended March 31, 2026. The remaining increase was due to an increase in the volume of mortgage loans sold on the secondary market in Park's legacy markets.

The $884,000 increase in debit card fee income was primarily related to an increase in sales and debit card transactions. The newly formed Tennessee region contributed $808,000 to debit card fee income for the three months ended March 31, 2026.

The change in gain on sale of debt securities, net was due to net gains on the sale of debt securities of $1.1 million recorded during the three months ended March 31, 2026. There were no sales of debt securities for the three months ended March 31, 2025.

The change in gain (loss) on equity securities, net was mostly due to net gains on both equity securities carried at fair value and capital investments during the three months ended March 31, 2026 compared to net losses on both equity securities carried at fair value and capital investments during the same period of 2025.

The increase in miscellaneous income was primarily due to an increase in the net gains on the sale of OREO and a decrease in net losses on the sale and disposal of assets, largely due to the impact of strategic initiatives. This was partially offset by a net loss related to the repurchase of a loan participation related to a former Vision Bank loan relationship.

The table below reflects Park's total other expense for the three months ended March 31, 2026 and 2025.

(Dollars in thousands)	2026	2025	$ change	% change
Other expense:
Salaries	$45,577	$36,216	$9,361	25.8%
Employee benefits	11,692	10,516	1,176	11.2%
Occupancy expense	4,572	3,519	1,053	29.9%
Furniture and equipment expense	2,517	2,301	216	9.4%
Data processing fees	13,141	10,529	2,612	24.8%
Professional fees and services	16,828	7,307	9,521	130.3%
Marketing	1,556	1,528	28	1.8%
Insurance	2,074	1,686	388	23.0%
Communication	1,425	1,202	223	18.6%
State tax expense	1,367	1,186	181	15.3%
Amortization of intangible assets	1,279	274	1,005	366.8%
Miscellaneous	3,131	1,900	1,231	64.8%
Total other expense	$105,159	$78,164	$26,995	34.5%

Total other expense of $105.2 million for the three months ended March 31, 2026 represented an increase of $27.0 million compared to $78.2 million for the three months ended March 31, 2025. Included within total other expense are merger-related costs, along with the expanded other expense base that stems from the acquisition of First Citizens. Total other expense for the three months ended 2026 included $15.5 million in merger-related expenses and $10.1 million related to Park's newly formed Tennessee region and other acquired entities. The breakout of these expenses is detailed in the table below.

(Dollars in thousands)	2026	Merger Related	TN Region	Adjusted 2026 *	2025	$ change (Adjusted 2026 to 2025)	% change (Adjusted 2026 to 2025)
Other expense:
Salaries	$45,577	$4,430	$4,240	$36,907	$36,216	$691	1.9%
Employee benefits	11,692	74	773	10,845	10,516	329	3.1%
Occupancy expense	4,572	—	524	4,048	3,519	529	15.0%
Furniture and equipment expense	2,517	—	463	2,054	2,301	(247)	(10.7)%
Data processing fees	13,141	60	1,167	11,914	10,529	1,385	13.2%
Professional fees and services	16,828	10,779	177	5,872	7,307	(1,435)	(19.6)%
Marketing	1,556	10	140	1,406	1,528	(122)	(8.0)%
Insurance	2,074	8	433	1,633	1,686	(53)	(3.1)%
Communication	1,425	22	310	1,093	1,202	(109)	(9.1)%
State tax expense	1,367	—	119	1,248	1,186	62	5.2%
Amortization of intangible assets	1,279	—	1,044	235	274	(39)	(14.2)%
Miscellaneous	3,131	91	672	2,368	1,900	468	24.6%
Total other expense	$105,159	$15,474	$10,062	$79,623	$78,164	$1,459	1.9%
*Non-GAAP

The $691,000 increase in adjusted salaries expense was primarily related to increases in base salary expense and incentive compensation, partially offset by decreases in additional compensation. The $529,000 increase in adjusted occupancy expense was primarily related to increases in expenses related to strategic initiatives and increases in maintenance and repairs expense, partially offset by decreases in lease expense. The $1.4 million increase in adjusted data processing fees was mainly related to an increase in software related expenses and ATM and debit card processing expense. Data processing fees in the Tennessee region reflect the costs of running two core systems until operational conversion, which is expected to occur in the third quarter of 2026. The $1.4 million decrease in adjusted professional fees and services was primarily due to decreases in consulting expenses, credit services expense, and other professional fees. The $468,000 increase in adjusted miscellaneous expense is primarily due to an increase in other non-loan related losses, partially offset by decreases in allowance for unfunded credit loss expense.

The table below provides certain balance sheet information and financial ratios for Park as of or for the three months ended March 31, 2026 and 2025 and the year ended December 31, 2025.

(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	% change from 12/31/25	% change from 3/31/25
Loans	9,667,260	8,051,242	7,883,735	20.07%	22.62%
Allowance for credit losses	108,590	92,973	88,130	16.80%	23.22%
Net loans	9,558,670	7,958,269	7,795,605	20.11%	22.62%
Investment securities	1,366,955	802,142	1,042,163	70.41%	31.17%
Total assets	12,983,967	9,805,013	9,886,612	32.42%	31.33%
Total deposits	11,000,500	8,243,713	8,201,695	33.44%	34.12%
Average assets (1)	11,840,992	10,107,816	10,045,607	17.15%	17.87%
Efficiency ratio (2)	65.52%	57.94%	59.79%	13.08%	9.58%
Return on average assets	1.43%	1.78%	1.70%	(19.66)%	(15.88)%
(1) Average assets for the three months ended March 31, 2026 and 2025 and for the year ended December 31, 2025.
(2) Efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income. Fully taxable equivalent net interest income includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $985,000, $607,000 and $2.7 million, respectively, for the three months ended March 31, 2026 and 2025 and the year ended December 31, 2025, respectively.

Loans

Loans outstanding at March 31, 2026 were $9.67 billion, compared to (i) $8.05 billion at December 31, 2025, an increase of $1.62 billion, and (ii) $7.88 billion at March 31, 2025, an increase of $1.78 billion. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 3/31/25	% change from 3/31/25
Home equity	$314,658	$241,478	$209,657	$73,180	30.3%	$105,001	50.1%
Installment	1,868,096	1,843,494	1,895,950	24,602	1.3%	(27,854)	(1.5)%
Real estate	1,634,698	1,482,728	1,465,123	151,970	10.2%	169,575	11.6%
Commercial	5,841,627	4,481,519	4,311,093	1,360,108	30.3%	1,530,534	35.5%
Other	8,181	2,023	1,912	6,158	304.4%	6,269	327.9%
Total loans	$9,667,260	$8,051,242	$7,883,735	$1,616,018	20.1%	$1,783,525	22.6%

Excluding loans outstanding in Park's newly formed Tennessee region, loans outstanding at March 31, 2026 were $8.09 billion, compared to (i) $8.05 billion at December 31, 2025, an increase of $39.7 million, and (ii) $7.88 billion at March 31, 2025, an increase of $207.2 million. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 3/31/25	% change from 3/31/25
Home equity	$246,725	$241,478	$209,657	$5,247	2.2%	$37,068	17.7%
Installment	1,849,991	1,843,494	1,895,950	6,497	0.4%	(45,959)	(2.4)%
Real estate	1,453,742	1,482,728	1,465,123	(28,986)	(2.0)%	(11,381)	(0.8)%
Commercial	4,536,674	4,481,519	4,311,093	55,155	1.2%	225,581	5.2%
Other	3,815	2,023	1,912	1,792	88.6%	1,903	99.5%
Total loans	$8,090,947	$8,051,242	$7,883,735	$39,705	0.5%	$207,212	2.6%

Park's allowance for credit losses was $108.6 million at March 31, 2026, compared to $93.0 million at December 31, 2025, an increase of $15.6 million, or 16.8%. Refer to the “Credit Metrics and Provision for Credit Losses” section for additional information regarding Park's loan portfolio and the level of provision for credit losses recognized in each period presented.

Deposits

Total deposits at March 31, 2026 were $11.00 billion, compared to (i) $8.24 billion at December 31, 2025, an increase of $2.76 billion and (ii) $8.20 billion at March 31, 2025, an increase of $2.80 billion. Total deposits including off balance sheet deposits at March 31, 2026 were $11.00 billion, compared to (i) $8.35 billion at December 31, 2025, an increase of $2.65 billion and (ii) $8.45 billion at March 31, 2025, an increase of $2.55 billion.

(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 3/31/25	% change from 3/31/25
Non-interest bearing deposits	$3,058,631	$2,656,093	$2,637,577	$402,538	15.2%	$421,054	16.0%
Transaction accounts	3,376,527	2,032,497	2,095,687	1,344,030	66.1%	1,280,840	61.1%
Savings	3,138,896	2,765,171	2,658,210	373,725	13.5%	480,686	18.1%
Certificates of deposit	1,378,998	772,952	764,722	606,046	78.4%	614,276	80.3%
Brokered and bid CD deposits	47,448	17,000	45,499	30,448	179.1%	1,949	4.3%
Total deposits	$11,000,500	$8,243,713	$8,201,695	$2,756,787	33.4%	$2,798,805	34.1%
Off balance sheet deposits	$—	$105,265	$250,847	(105,265)	(100.0)%	(250,847)	(100.0)%
Total deposits including off balance sheet deposits	$11,000,500	$8,348,978	$8,452,542	2,651,522	31.8%	2,547,958	30.1%

Excluding total deposits in Park's newly formed Tennessee region, total deposits at March 31, 2026 were $8.76 billion, compared to (i) $8.24 billion at December 31, 2025, an increase of $514.3 million and (ii) $8.20 billion at March 31, 2025, an increase of $556.3 million. Total deposits including off balance sheet deposits at March 31, 2026 were $8.76 billion, compared to (i) $8.35 billion at December 31, 2025, an increase of $409.0 million and (ii) $8.45 billion at March 31, 2025, an increase of $305.5 million.

(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 3/31/25	% change from 3/31/25
Non-interest bearing deposits	$2,694,351	$2,656,093	$2,637,577	$38,258	1.4%	$56,774	2.2%
Transaction accounts	2,362,075	2,032,497	2,095,687	329,578	16.2%	266,388	12.7%
Savings	2,970,593	2,765,171	2,658,210	205,422	7.4%	312,383	11.8%
Certificates of deposit	728,982	772,952	764,722	(43,970)	(5.7)%	(35,740)	(4.7)%
Brokered and bid CD deposits	2,000	17,000	45,499	(15,000)	(88.2)%	(43,499)	(95.6)%
Total deposits	$8,758,001	$8,243,713	$8,201,695	$514,288	6.2%	$556,306	6.8%
Off balance sheet deposits	$—	$105,265	$250,847	(105,265)	(100.0)%	(250,847)	(100.0)%
Total deposits including off balance sheet deposits	$8,758,001	$8,348,978	$8,452,542	409,023	4.9%	305,459	3.6%

In order to manage the impact of deposit growth on its balance sheet, Park utilized a program where certain deposit balances were transferred off balance sheet while maintaining the customer relationship. Park is able to increase or decrease the amount of deposit balances transferred off balance sheet based on its balance sheet management strategies and liquidity needs.

The table below breaks out the change in deposit balances, including off balance sheet deposits, by deposit type, for Park.

(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 3/31/25	% change from 3/31/25
Retail deposits	$5,355,162	$4,081,871	$4,078,123	$1,273,291	31.2%	$1,277,039	31.3%
Commercial deposits	5,594,803	4,144,842	4,078,073	1,449,961	35.0%	$1,516,730	37.2%
Brokered and bid CD deposits	47,361	17,000	45,499	30,361	178.6%	$1,862	4.1%
Purchase accounting	3,174	—	—	3,174	N.M.	$3,174	N.M.
Total deposits	$11,000,500	$8,243,713	$8,201,695	$2,756,787	33.4%	$2,798,805	34.1%
Off balance sheet deposits	—	105,265	250,847	$(105,265)	(100.0)%	$(250,847)	(100.0)%
Total deposits including off balance sheet deposits	$11,000,500	$8,348,978	$8,452,542	$2,651,522	31.8%	$2,547,958	30.1%
Total deposits including off balance sheet deposits excluding Brokered and bid CD deposits	$10,953,139	$8,331,978	$8,407,043	$2,621,161	31.5%	$2,546,096	30.3%

Noninterest bearing deposits to total deposits	27.8%	32.2%	32.2%

During the three months ended March 31, 2026, total deposits including off balance sheet deposits increased by $2.65 billion, or 31.8%. This increase consisted of a $1.45 billion increase in total commercial deposits, a $1.27 billion increase in retail deposits and a $30.4 million increase in brokered and bid CD deposits, partially offset by a $105.3 million decrease in off balance sheet deposits. The majority of off balance sheet deposits are commercial and thus impact the change in commercial deposits as the deposits are moved on or off the balance sheet.

Included in the total commercial deposits and off balance sheet deposits shown in the previous tables are public fund deposits. These balances fluctuate based on seasonality and the cycle of collection and remittance of tax funds. Public funds are also included in Bid Ohio CDs. The following table details the change in public funds held on and off Park's balance sheet.

(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 3/31/25	% change from 3/31/25
Public funds included in commercial deposits	$1,978,727	$1,320,070	$1,482,976	$658,657	49.9%	$495,751	33.4%
Bid Ohio CDs	2,000	17,000	45,499	$(15,000)	(88.2)%	$(43,499)	(95.6)%
Total public fund deposits	$1,980,727	$1,337,070	$1,528,475	$643,657	48.1%	$452,252	29.6%

Cost of public fund deposits (1)	1.89%	1.94%	1.97%
Cost of total interest bearing deposits (1)	1.62%	1.71%	1.76%
1 Cost of funds for the three months ended March 31, 2026 and 2025 and for the year ended December 31, 2025.

As of March 31, 2026, Park had approximately $2.4 billion of uninsured deposits, which was 21.6% of total deposits. Uninsured deposits of $2.4 billion included $738 million of deposits that were over $250,000, but were fully collateralized by Park's investment securities portfolio.

Credit Metrics and Provision for Credit Losses

Park reported a provision for credit losses for the three months ended March 31, 2026 of $2.7 million, compared to $756,000 for the three months ended March 31, 2025. Net charge-offs were $2.6 million, or 0.12%, annualized, of total average loans, for the three months ended March 31, 2026, compared to $592,000, or 0.03%, annualized, of total average loans, for the three months ended March 31, 2025.

The table below provides additional information related to Park's allowance for credit losses as of March 31, 2026, December 31, 2025 and March 31, 2025.

(Dollars in thousands)	3/31/2026	12/31/2025	3/31/2025
Total allowance for credit losses	$108,590	$92,973	$88,130
Specific reserves on individually evaluated loans - certain accruing purchased credit deteriorated ("PCD") loans	—	—	—
Specific reserves on individually evaluated loans - accrual	—	—	—
Specific reserves on individually evaluated loans - nonaccrual	3,041	739	1,044
General reserves on collectively evaluated loans	$105,549	$92,234	$87,086

Total loans	$9,667,260	$8,051,242	$7,883,735
Individually evaluated loans - certain accruing PCD loans	1,943	1,990	2,139
Individually evaluated loans - accrual	14,792	18,365	13,935
Individually evaluated loans - nonaccrual	60,208	46,924	47,718
Collectively evaluated loans	$9,590,317	$7,983,963	$7,819,943

Total allowance for credit losses as a % of total loans	1.12%	1.15%	1.12%

General reserve as a % of collectively evaluated loans	1.10%	1.16%	1.11%

The total allowance for credit losses of $108.6 million at March 31, 2026 represented a $15.6 million, or 16.8%, increase compared to $93.0 million at December 31, 2025. The increase was due to a $13.3 million increase in general reserves and a $2.3 million increase in specific reserves. The full $15.6 million increase in the allowance for credit losses was attributable to the day‑one allowance recognized in connection with the First Citizens acquisition.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Risks and uncertainties that could cause actual results to differ include, without limitation: (1) the ability to execute our business plan successfully and manage strategic initiatives; (2) the impact of current and future economic and financial market conditions, including unemployment rates, inflation, interest rates, supply-demand imbalances, and geopolitical matters; (3) factors impacting the performance of our loan portfolio, including real estate values, financial health of borrowers, and loan concentrations; (4) the effects of monetary and fiscal policies, including interest rates, money supply, and inflation; (5) changes in federal, state, or local tax laws; (6) the impact of changes in governmental policy and regulatory requirements on our operations; (7) changes in consumer spending, borrowing, and saving habits; (8) changes in the performance and creditworthiness of customers, suppliers, and counterparties; (9) increased credit risk and higher credit losses due to loan concentrations; (10) volatility in mortgage banking income due to interest rates and demand; (11) adequacy of our internal controls and risk management programs; (12) competitive pressures among financial services organizations; (13) uncertainty regarding changes in banking regulations and other regulatory requirements; (14) our ability to meet heightened supervisory requirements and expectations; (15) the impact of changes in accounting policies and practices on our financial condition; (16) the reliability and accuracy of assumptions and estimates used in applying critical accounting estimates; (17) the potential for higher future credit losses due to changes in economic assumptions; (18) the ability to anticipate and respond to technological changes and our reliance on third-party vendors; (19) operational issues related to and capital spending necessitated by the implementation of information technology systems on which we are highly dependent; (20) the ability to secure confidential information and deliver products and services through computer systems and telecommunications networks; (21) the impact of security breaches or failures in operational systems; (22) the impact of geopolitical instability and trade policies on our operations including the imposition of tariffs and retaliatory tariffs; (23) the impact of changes in credit ratings of government debt and financial stability of sovereign governments; (24) the effect of stock market price fluctuations on our asset and wealth management businesses; (25) litigation and regulatory compliance exposure; (26) availability of earnings and excess capital for dividend declarations; (27) the impact of fraud, scams, and schemes on our business; (28) the impact of natural disasters, pandemics, and other emergencies on our operations; (29) potential deterioration of the economy due to financial, political, or other shocks; (30) impact of healthcare laws and potential changes on our costs and operations; (31) the ability to grow deposits and maintain adequate deposit levels, including by mitigating the effect of unexpected deposit outflows on our financial condition; (32) risks related to the completed acquisition of First Citizens, including the possibility that anticipated benefits are not realized as expected, difficulties integrating the two companies, and potential adverse reactions to customer, business, or employee relationships; and (33) other risk factors related to the banking industry.

Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on April 24, 2026, the Park Board of Directors declared a $1.10 per common share quarterly cash dividend in respect of Park's common shares. The cash dividend is payable on June 10, 2026 to common shareholders of record as of the close of business on May 15, 2026. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the quarterly cash dividend by the Park Board is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1    News Release issued by Park National Corporation on April 24, 2026 addressing financial results for the three months ended March 31, 2026 and declaration of quarterly cash dividend

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: April 24, 2026	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer